Exhibit 99.1

Contact:	David Young
TESSCO Technologies Incorporated
Chief Financial Officer
(410) 229-1380
young@tessco.com

For Immediate Release

TESSCO Announces a Record Fiscal Year

Earnings per Share Reached a Record $1.17 on 43% Commercial Revenue Growth

HUNT VALLEY, MARYLAND, MAY 1, 2007 - TESSCO Technologies Incorporated (Nasdaq:TESS), a value-added supplier of the product solutions needed to build and operate wireless systems, today reported earnings for the fiscal year and fourth quarter ended April 1, 2007.

Chairman, President and CEO Robert B. Barnhill commented, “Our 25th year was extraordinary, with excellent financial results and outstanding advancement in our strategic positioning as Your Total Source® for Wireless. During the year, we continued to diversify our business from reliance on large contract relationships and public network infrastructure build-outs, to selling a broad and deep product offering to many diverse customers. Today our product offering spans all wireless technologies to serve the exploding voice, data and video applications, and the wireless network solution needs of public carriers, self-maintained users, government agencies, retailers, and resellers. During the year we continued to strengthen and expand our operating platform to deliver what, where and when customers require, with extremely high reliability and productivity. Today we have the offering and the capability to configure, fulfill and deliver solutions profitably.”

“As we reflect on our successes, we are committed to accelerating the speed of the execution of our initiatives to grow monthly buyers and the number of product categories they purchase, and improving our productivity and profitability at a faster rate. The importance of accelerating these imperatives was highlighted in the fourth quarter and the first four weeks of our new fiscal year, as the change in our market share did not offset the overall industry slowness we experienced.  As a result, fourth quarter revenues, while up 32 percent year-over-year, were sequentially down as compared to the third quarter, and our series of 11 sequential quarters of commercial revenue growth came to an end.”

“As we enter our new fiscal year, our goal is to leverage our market-customer successes and operational strength. Our focus is to build relationships with a vast number of the builders and users of wireless systems, and be known as Your Total Source® for Wireless, Delivering What You Need, When and Where You Need It. The dramatic expansion of our industry recognition and market share has just begun!”

“It was truly a great year; we are very pleased and energized. I would like to take this opportunity to thank our customers, manufacturers, professionals and an incredible team for their contribution to our success, and you our shareowners for your continued support.”

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Progress on TESSCO’s Imperatives for Fiscal Year 2007 and the Fourth Quarter

Imperative # 1: Increase quality revenues…selling more commercial and government customers, more product categories, more often.

•                  For the year, compared to last year:

•                  Monthly buyers increased 12 percent.

•                  Purchases per buyer, excluding our top tier cellular carrier, grew 5 percent while the average number of product categories purchased by each customer remained essentially flat.

•                  Commercial revenues increased 43 percent. Total revenues grew 3 percent for the year when compared to last year’s revenue which included six months of revenue from the large affinity-consumer relationship which was transitioned in September 2005.

•                  For the quarter, compared to last year’s fourth quarter:

•                  Monthly buyers increased 11 percent.

•                  Purchases per buyer, excluding a top tier cellular carrier, decreased 5 percent while the average number of product categories purchased by each customer remained essentially flat.

•                  Total revenues increased 32 percent.

Imperative # 2: Increase diversification and reduce concentration risk…reducing the dependence on any one customer, supplier, facility and/or individual.

•                  For the year, compared to last year:

•                  Our largest customer, a top tier cellular carrier purchasing phone accessories, represented 22 percent of total revenue, and our next largest customer represented only 2 percent of total revenues. In recent years, our largest customer was our previously transitioned affinity relationship, which represented 24 percent of total revenues in fiscal year 2006 and 41 percent in fiscal year 2005.

•                  The sale of TESSCO proprietary products and services was approximately 10 percent of revenues with gross profit margin of approximately 45 percent.

•                  For the quarter, compared to last year’s fourth quarter:

•                  Our largest customer, the top tier cellular carrier, represented 28 percent of total revenues; the next largest customer was only 2 percent of total revenues.  This top tier cellular carrier was also our largest customer in last year’s fourth quarter and represented 9% of our revenues.

•                  The sale of TESSCO proprietary products and services was approximately 10 percent of revenues with gross profit margin of approximately 49 percent.

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Imperative # 3: Grow margins…by executing flawlessly with high productivity.

•                  For the year, compared to last year:

•                  Overall gross profit margin for the fiscal year increased from 21.6 percent to 24.7 percent, primarily driven by the transitioned low margin affinity relationship that occurred in the second half of last year.

•                  Operating expenses as a percent of gross profit declined from 92 percent last year to 90 percent this fiscal year.

•                  Net income after tax increased from 1.1 percent last year to 1.4 percent this fiscal year.

•                  For the quarter, compared to last year’s fourth quarter:

•                  Overall gross profit margin decreased from 25.5 percent to 23.9 percent.

•                  Operating expenses as a percent of gross profit decreased slightly from 92 percent in last year’s fourth quarter to 91 percent this quarter.

•                  Net income after tax as a percentage of revenue increased from 1.1 percent to 1.2 percent.

Imperative # 4: Improve returns…through gains in margins and asset turnover.

•                  For the year, compared to last year:

•                  Return on average assets increased from 3.6 percent to 5.6 percent.

•                  Return on average equity increased from 8.0 percent to 12.1 percent. The 51 percent increase was driven by increased net income and our stock repurchases during fiscal year 2007.

•                  Cash flow from operations increased from $3.3 million to $28.0 million. Year end cash increased from $2.3 million to $4.2 million and total debt decreased. During the year, $17.7 million in cash was used for the repurchase of shares of our common stock.

•                  For the quarter, compared to last year’s fourth quarter:

•                  Return on average assets increased from 3.3 to 4.6 percent.

•                  Return on average equity increased from 6.6 percent to 11.2 percent.

•                  Cash flow from operations increased from $6.1 million to $13.1 million.

Imperative # 5: Recruit, retain, and develop exceptional leaders and contributors …to assure the capacity, commitment and capability of achieving our goals, today and tomorrow.

•                  The year ended with an extraordinary “team of teams” committed and prepared to continue building the value we deliver to our customers and manufacturer partners, and our shareowners.

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Bottom Line Imperative: Increase Shareowner Value

•                  For the year, compared to last year:

•                  Commercial revenues grew 43 percent.

•                  Earnings per share increased 46 percent to $1.17.

•                  Our stock price per share, on a split-adjusted basis, increased from $12.15 to $27.19.

•                  For the quarter, compared to last year’s fourth quarter:

•                  Revenues increased 32 percent.

•                  Earnings per share increased 65 percent to $0.28.

Financial Highlights for the Fiscal Year:

•                  Revenues for fiscal year 2007 totaled $492.3 million, an increase of 3 percent over fiscal year 2006, notwithstanding a 95 percent decrease in consumer revenues related to the transitioned affinity relationship, which was offset by a 43 percent increase in commercial sales.

•                  Gross profits for fiscal year 2007 totaled $121.4 million, an increase of 18 percent over last year, after an 82 percent decrease in gross profits from consumer sales, which was offset by a 38 percent increase in gross profits from commercial sales.

•                  Included in selling, general and administrative expense is stock compensation expense related to Performance Share Units, Restricted Stock and Stock Options totaling $2.1 million, or $0.21 per share, in fiscal year 2007, compared to $686,000, or $0.07 per share, in fiscal year 2006.

•                  Net income for fiscal year 2007 was $7.0 million, or $1.17 per diluted share, compared to $5.1 million, or $0.80 per diluted share, for fiscal year 2006.

•                  Within the commercial market, revenues from the self-maintained user, government and reseller channel grew 57 percent year-over-year, and revenues from the public carrier and network operator market declined 9 percent.

•                  Network infrastructure product sales and gross profits increased by 11 percent and 16 percent, respectively, primarily driven by sales in WLAN products and radio frequency products. The increases in WLAN were largely a result of our acquisition of TerraWave and GigaWave in late April 2006.

•                  Mobile devices and accessories product sales and gross profits in our commercial market increased by 91 percent and 78 percent, respectively, primarily as a result of increased sales of accessory products to carrier and independent retail customers.

•                  Mobile devices and accessories product sales in our consumer market decreased by 95 percent year-over-year, while gross profits from these sales decreased 82 percent for the same period, both a result of the affinity relationship transitioned in September 2005.

•                  Installation, test and maintenance product sales and gross profits increased by 30 percent and 24 percent, respectively, primarily driven by sales of repair components, especially in the first six months of the year.

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•                  Cash flow from operations increased from $3.3 million in fiscal year 2006 to $28.0 million in fiscal year 2007. During the fourth quarter, we extended and amended our repair parts component arrangement with a large OEM. Under the arrangement, we continue to manage marketing, sales and distribution of repair components for the OEM, but we now maintain the inventory on consignment. This change to consigned inventory, combined with our inventory rationalization initiatives and strong cash collections, drove the significantly increased cash flow from operations during the fiscal year.

Financial Highlights for the Quarter:

•                  Revenues for the quarter totaled $127.0 million, an increase of 32 percent over the prior-year quarter due to a 32 percent increase in commercial revenues and a 13 percent increase in consumer revenues.

•                  Gross profits for the quarter totaled $30.4 million, an increase of 23 percent over the prior-year quarter, due to a 25 percent increase in commercial and government gross profits, partially offset by an 18 percent decrease in consumer gross profits.

•                  Net income for the quarter was $1.6 million, or $0.28 per diluted share, compared with $1.1 million and $0.17 per diluted share for the fourth quarter of last fiscal year.

•                  Within the commercial market, fourth quarter revenues from the self-maintained user, government and reseller channel grew 38 percent year-over-year, while revenues from the public carrier and network operator market were essentially flat for the same period.

•                  Network infrastructure product sales and gross profits increased in the fourth quarter year-over-year by 20 percent and 25 percent, respectively, primarily driven by sales in WLAN products and radio frequency products. The increases in WLAN were largely a result of our acquisition of TerraWave and GigaWave in late April 2006.

•                  Mobile devices and accessories product sales and gross profits in our commercial markets increased year-over-year in the fourth quarter by 84 percent and 83 percent, respectively, primarily as a result of increased sales of accessory products to carrier and independent retail customers.

•                  Mobile devices and accessories product sales for the quarter in our consumer market increased by 13 percent over the prior-year quarter, while gross profits decreased 18 percent.

•                  Installation, test and maintenance product sales and gross profits decreased year-over-year in the fourth quarter by 24 percent and 34 percent, respectively.  As we discussed previously, we expected that revenues and gross profits from sales of these repair components would not continue in the third and fourth quarters at the levels experienced in the first six months of the fiscal year.

Stock Buyback Program

We continue to believe that the repurchase of our shares, when appropriate, is an excellent use of funds to enhance long-term shareholder value while potentially providing increased liquidity to shareowners.

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However, during the fourth quarter, we did not repurchase any additional shares under our Stock Buyback Program.

As of April 1, 2007, 1,950,000 shares have been authorized for repurchase under the stock buyback program and 1,794,867 shares have been repurchased.  Up to 155,133 shares now remain available for repurchase.  The total cost to date of the buyback program is approximately $23.4 million, or $13.05 per share on a split-adjusted basis. On April 1, 2007, at the close of the fourth quarter, approximately 5.3 million shares of our common stock were outstanding.

Business Outlook

The following statements and the statements above made by Robert Barnhill as to anticipated results and future prospects are based on current expectations and analysis. These statements are forward-looking, and actual results may differ materially.

Based on our commitment to leverage our foundation and successes, and on the slowness we experienced in the fourth quarter and its continuation during the first four weeks of the new fiscal year, we expect earnings per share will be in the range of $1.25 to $1.55 for fiscal year 2008. Among other things, this guidance assumes that trends we are experiencing in the wireless industry will improve.  The wide range of this guidance reflects the possibility of industry growth returning to the pace we saw in the early part of last fiscal year and the accelerated execution of our growth and productivity initiatives.

A conference call will be held on May 2, 2007, at 10:00 a.m. EDT to discuss the financial results for the fourth quarter of fiscal year 2007. The conference call will also be available via Web cast by visiting: http://www.tessco.com/go/pressroom.

TESSCO expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, TESSCO may reiterate the Business Outlook published in this press release. At the same time, TESSCO will keep this press release and Business Outlook publicly available on its Web site (www.tessco.com). However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

About TESSCO

TESSCO Technologies Incorporated is a value-added supplier of the product solutions needed to design, build, run, maintain and use wireless systems. TESSCO is committed to delivering, fast and complete, the product needs of wireless system operators, program managers, contractors, resellers, and self-maintained utility, transportation, enterprise and government organizations. As Your Total Source® supplier of mobile and fixed-wireless network infrastructure products, mobile devices and accessories, and installation, test and maintenance equipment and supplies, TESSCO assures customers of on-time availability, while streamlining their supply chain process and lowering inventories and total costs. To learn more, please visit TESSCO.com.

Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our

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most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners which are typically terminable by either party upon several months notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless service carriers and others within the wireless communications industry; the strength of the customers’, vendors’ and affinity partners’ business; economic conditions that may impact customers’ ability to fund or pay for the purchase of our products and services, including credit risk; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; failure of our information technology system or distribution system; technology changes in the wireless communications industry, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; the possibility that, for unforeseen reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; our inability to protect certain intellectual property, including systems and technologies on which we rely; and our inability to hire or retain for any reason our key professionals, management and staff.

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TESSCO Technologies Incorporated
Consolidated Statements of Income

	Fiscal Quarters Ended			Fiscal Years Ended
	April 1, 2007	December 24, 2006	March 26, 2006	April 1, 2007	March 26, 2006
	(unaudited)	(unaudited)	(unaudited)		(audited)

Revenues	$127,015,100	$134,716,700	$96,561,300	$492,327,800	$477,329,300
Cost of goods sold	96,597,200	101,838,200	71,899,900	370,916,400	374,316,300
Gross profit	30,417,900	32,878,500	24,661,400	121,411,400	103,013,000
Selling, general and administrative expenses	27,654,200	29,730,700	22,761,300	109,208,800	94,268,800
Income from operations	2,763,700	3,147,800	1,900,100	12,202,600	8,744,200
Interest, net	219,800	323,800	165,800	879,400	358,500
Income before provision for income taxes	2,543,900	2,824,000	1,734,300	11,323,200	8,385,700
Provision for income taxes	976,100	1,059,100	676,500	4,281,100	3,270,500
Net income	$1,567,800	$1,764,900	$1,057,800	$7,042,100	$5,115,200

Basic earnings per share	$0.30	$0.33	$0.17	$1.22	$0.81
Diluted earnings per share	$0.28	$0.31	$0.17	$1.17	$0.80
Basic weighted average shares outstanding	5,303,600	5,320,600	6,203,900	5,753,900	6,296,700
Diluted weighted average shares outstanding	5,683,100	5,629,300	6,385,600	6,016,000	6,411,500

TESSCO Technologies Incorporated
Consolidated Balance Sheets

	April 1, 2007	March 26, 2006
		(audited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,176,300	$2,286,900
Trade accounts receivable, net	44,859,600	43,576,500
Product inventory	37,448,800	48,793,100
Deferred tax asset	2,497,000	2,396,000
Prepaid expenses and other current assets	1,959,500	1,621,800
Total current assets	90,941,200	98,674,300

Property and Equipment, Net	24,256,300	24,619,800
Goodwill, Net	5,008,300	2,452,200
Other Long-Term Assets	2,513,800	1,054,100
Total assets	$122,719,600	$126,800,400

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$47,257,700	$44,984,000
Accrued expenses and other current liabilities	10,761,400	7,543,400
Revolving credit facility	—	—
Current portion of long-term debt	356,300	442,500
Total current liabilities	58,375,400	52,969,900

Deferred Tax Liability	1,739,000	2,785,300
Long-Term Debt, Net of Current Portion	4,203,100	4,559,400
Other Long-Term Liabilities	1,250,800	1,379,000
Total liabilities	65,568,300	61,693,600

Shareholders’ Equity:
Preferred stock	—	—
Common stock	68,500	49,600
Additional paid in capital	27,471,000	24,748,700
Treasury stock, at cost	(27,216,200)	(9,521,100)
Retained earnings	56,806,300	49,764,200
Accumulated other comprehensive income	21,700	65,400
Total shareholders’ equity	57,151,300	65,106,800

Total liabilities and shareholders’ equity	$122,719,600	$126,800,400

TESSCO Technologies Incorporated
Supplemental Revenue and Gross Profit Results Summary

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Quarter Ended April 1, 2007:
Commercial/Government Revenue:
Public Carriers and Network Operators	$10,624	$587	$3,519	$14,730
User, Governments and Resellers	28,792	64,976	16,375	110,143
Total Commercial/Government Revenue	39,416	65,563	19,894	124,873
Consumer Revenue	—	2,142	—	2,142
Total Revenue	$39,416	$67,705	$19,894	$127,015

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$2,800	$181	$877	$3,858
User, Governments and Resellers	6,892	14,610	4,264	25,766
Total Commercial/Government Gross Profit	9,692	14,791	5,141	29,624
Consumer Gross Profit	—	794	—	794
Total Gross Profit	$9,692	$15,585	$5,141	$30,418

Change from the Quarter Ended March 26, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	8.4%	(12.4%)	(17.0%)	0.1%
User, Governments and Resellers	24.8%	85.3%	(25.0%)	37.7%
Total Commercial/Government Revenue	19.9%	83.5%	(23.7%)	31.9%
Consumer Revenue	—	13.3%	—	13.3%
Total Revenue	19.9%	80.0%	(23.7%)	31.5%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	18.8%	(7.7%)	(3.8%)	11.4%
User, Governments and Resellers	27.0%	85.4%	(38.4%)	27.4%
Total Commercial/Government Gross Profit	24.5%	83.2%	(34.4%)	25.0%
Consumer Gross Profit	—	(17.9%)	—	(17.9%)
Total Gross Profit	24.5%	72.4%	(34.4%)	23.3%

Change from the Quarter Ended December 24, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	(29.0%)	(11.5%)	2.5%	(22.7%)
User, Governments and Resellers	(3.7%)	3.5%	(21.5%)	(3.0%)
Total Commercial/Government Revenue	(12.2%)	3.3%	(18.1%)	(5.9%)
Consumer Revenue	—	3.1%	—	3.1%
Total Revenue	(12.2%)	3.3%	(18.1%)	(5.7%)

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(17.8%)	(9.0%)	2.5%	(13.6%)
User, Governments and Resellers	(7.3%)	(2.9%)	(17.1%)	(6.8%)
Total Commercial/Government Gross Profit	(10.6%)	(3.0%)	(14.3%)	(7.7%)
Consumer Gross Profit	—	1.7%	—	1.7%
Total Gross Profit	(10.6%)	(2.8%)	(14.3%)	(7.5%)

TESSCO Technologies Incorporated
Supplemental Revenue and Gross Profit Results Summary

(Amounts in Thousands)	Network Infrastructure	Mobile Devices and Accessories	Installation, Test and Maintenance	Total
Fiscal Year Ended April 1, 2007:
Commercial/Government Revenue:
Public Carriers and Network Operators	$49,701	$2,641	$14,293	$66,635
User, Governments and Resellers	115,501	219,937	82,742	418,180
Total Commercial/Government Revenue	165,202	222,578	97,035	484,815
Consumer Revenue	—	7,513	—	7,513
Total Revenue	$165,202	$230,091	$97,035	$492,328

Commercial/Government Gross Profit:
Public Carriers and Network Operators	$11,869	$785	$3,478	$16,132
User, Governments and Resellers	28,213	49,351	24,570	102,134
Total Commercial/Government Gross Profit	40,082	50,136	28,048	118,266

Consumer Gross Profit	—	3,145	—	3,145
Total Gross Profit	$40,082	$53,281	$28,048	$121,411

Change from the Fiscal Year Ended March 26, 2006:
Commercial/Government Revenue:
Public Carriers and Network Operators	(6.3%)	(8.8%)	(15.9%)	(8.6%)
User, Governments and Resellers	20.5%	93.5%	43.7%	56.6%
Total Commercial/Government Revenue	11.0%	90.9%	30.1%	42.6%

Consumer Revenue	—	(94.5%)	—	(94.5%)
Total Revenue	11.0%	(9.4%)	30.1%	3.1%

Commercial/Government Gross Profit:
Public Carriers and Network Operators	(5.2%)	(2.4%)	(12.1%)	(6.7%)
User, Governments and Resellers	27.4%	80.0%	31.0%	49.5%
Total Commercial/Government Gross Profit	15.6%	77.6%	23.5%	38.2%

Consumer Gross Profit	—	(81.9%)	—	(81.9%)
Total Gross Profit	15.6%	16.7%	23.5%	17.9%

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